EXHIBIT 99

February 18, 2004

VIA FACSIMILE (610) 617-0570

RGC International Investors, LDC

c/o Rose Glen Capital Management, L.P.

3 Bala Plaza East – Suite 501

251 St. Asaphs Road

Bala Cynwyd, Pennsylvania  19004

Attn:  Gerald F. Stahlecker

Gentlemen:

This letter will evidence our agreement concerning the stock purchase warrant issued to you by Spherix Incorporated (formerly, Biospherics Incorporated) dated February 24, 2000, for 1,085,973 shares of common stock at an Exercise Price of $6.90625 per share (the “Warrant”).   All undefined capitalized terms contained herein shall have the same meanings as set forth in the Warrant.

We have agreed to extend the term of the Warrant for an additional four (4) year period and to amend the Exercise Price of the Warrant from $6.90625 to $7.00 on the condition that you first exercise a portion of the Warrant by acquiring 500,000 shares of common stock thereunder at the original Exercise Price of $6.90625 per share.   Accordingly, if by 5:00 p.m. (EST) on Monday, February 23, 2004, we receive from you (i) properly executed exercise forms for the Warrant for 500,000 shares of common stock, (ii) a signed copy of this letter, (iii) the original Warrant and (iv) a wire transfer or bank check for $3,453,125.00, we shall forward to you an amended Warrant agreement for the balance of the 585,973 shares reflecting the extended term and the amended Exercise Price (all other provisions of the Warrant shall remain the same) and we shall promptly instruct our transfer agent to issue to you a certificate for 500,000 shares of Spherix Incorporated common stock via electronic transfer pursuant to DWAC.

The resale of the shares of common stock issuable upon exercise of the Warrants is covered by the Company’s Registration Statement on Form S-3 filed in respect thereof (Reg. No. 333-32504).  A current statement on Form 8-K describing the transactions contemplated hereby shall be filed with the SEC within five business days following the execution of this letter by the parties.

The Company acknowledges and agrees that the rights and obligations of the parties shall continue to be governed by the terms of the Warrant (as amended pursuant hereto) and of that certain Securities Purchase Agreement and that certain Registration Rights Agreement, each dated as of February 24, 2000, between the Company and RGC.  In accordance with the

Registration Rights Agreement, the Company agrees to take all actions necessary to maintain an effective registration statement covering the resale of the shares of common stock underlying the Warrant at all times while such Warrant (as amended pursuant hereto) remains outstanding.

If you are in agreement with the terms set forth herein, please execute and return to us a copy of this letter.  If we have not received the foregoing by the stated time, the provisions of this letter will be null and void.

Sincerely,

/s/ Richard C. Levin
Richard C. Levin,
Vice President

Agreed to this 18th day of February, 2004:

RGC International Investors, LDC
By: Rose Glen Capital Management, L.P., Investment Manager
By: RGC General Partner Corp., general partner

By:	/s/ Gerald F. Stahlecker
Gerald F. Stahlecker, Managing Director